As filed with the Securities and Exchange Commission on December 19, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-0792300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(501) 748-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John P. Fletcher, Esq.

Executive Vice President and General Counsel

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(501) 748-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Daniel L. Heard

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, Arkansas 72201-3706

(501) 975-3000

Approximate date of commencement of proposed sale of the securities to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	69,049(1)	$8.40(2)	$580,011.60(2)	$66.47
Common Stock, $0.0001 par value	64,400(3)	$6.29(4)	$405,076(4)	$46.42

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act “), this Registration Statement covers, in addition to the number of shares of common stock, par value $0.0001 per share of the Registrant (“Common Stock”) shown in the table above and issuable upon the exercise of warrants issued under the PaeTec Communications, Inc. Agent Incentive Plan (the “1999 Agent Plan”) and outstanding as of the date hereof, an indeterminate number of shares of Common Stock which, by reason of certain events specified in the 1999 Agent Plan, may become issuable for no consideration.
(2)	Calculated in accordance with Rule 457(g) under the Securities Act, based on the highest price at which any of the 1999 Agent Plan warrants may be exercised ($8.40), solely for the purpose of computing the registration fee.
(3)	Pursuant to Rule 416 under the Securities Act, this Registration Statement covers, in addition to the number of shares of Common Stock shown in the table above and issuable upon the exercise of warrants issued under the PAETEC Holding Corp. 2009 Agent Incentive Plan (the “2009 Agent Plan”) and outstanding as of the date hereof, an indeterminate number of shares of Common Stock which, by reason of certain events specified in the 2009 Agent Plan, may become issuable for no consideration.
(4)	Calculated in accordance with Rule 457(g) under the Securities Act, based on the exercise price of $6.29 per share of Common Stock at which any of the 2009 Agent Plan warrants may be exercised, solely for the purpose of computing the registration fee.

PROSPECTUS

WINDSTREAM CORPORATION

133,449 SHARES OF COMMON STOCK

This prospectus relates to our offer and sale of the following equity securities:

•	up to 69,049 shares of common stock issuable upon the exercise of warrants outstanding under the PaeTec Communications, Inc. Agent Incentive Plan (the “1999 Agent Plan”); and

•	up to 64,400 shares of common stock issuable upon the exercise of warrants outstanding under the PAETEC Holding Corp. 2009 Agent Incentive Plan (the “2009 Agent Plan”).

We assumed the warrants on November 30, 2011 in connection with an Agreement and Plan of Merger (the “Merger Agreement”) among us, Peach Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and our wholly-owned subsidiary, and PAETEC Holding Corp., a Delaware corporation (“PAETEC”), pursuant to which Merger Sub merged with and into PAETEC, with PAETEC surviving the merger as our wholly-owned subsidiary. Each warrant was converted in the merger transaction into a right to purchase our common stock for the adjusted number of shares and at the adjusted exercise price determined on the basis of the merger exchange ratio.

The warrants outstanding under the 1999 Agent Plan are exercisable through the tenth anniversary of their respective issue dates at exercise prices ranging from $4.03 to $8.40.

The warrants outstanding under the 2009 Agent Plan are exercisable through the tenth anniversary of their respective issue dates at an exercise price of $6.29.

We will receive proceeds from payments in cash of the exercise price of any warrants. If all of the warrants outstanding under the 1999 Agent Plan and the 2009 Agent Plan are exercised for cash, we will receive total proceeds of approximately $580,000 under the 1999 Agent Plan and approximately $406,000 under the 2009 Agent Plan.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WIN.” The last reported sale price of our common stock on December 16, 2011 was $11.58 per share.

An investment in our common stock involves risks. See the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the shares, you should refer to the registration statement, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. The information contained in this prospectus or a prospectus supplement or amendment, or incorporated herein or therein by reference, is accurate only as of the date of this prospectus or prospectus supplement or amendment, as applicable, regardless of the time of delivery of this prospectus or prospectus supplement or amendment, as applicable, or of any sale of the shares and you should not assume otherwise.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “Windstream,” “the Company” or similar references refer to Windstream Corporation and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus or any prospectus supplement include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this prospectus, any prospectus supplement or incorporated by reference that are not historical facts are identified as “forward-looking statements” for the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. Forward-looking statements include, but are not limited to, statements about plans to achieve future growth in business and total revenues, expected levels of support from universal service funds or other government programs, expected rates of loss of voice lines or intercarrier compensation, expected increases in high-speed Internet and business data connections, our expected ability to fund operations, capital expenditures and certain debt maturities from cash flows from operations, expected synergies and other benefits from completed acquisitions, the expected timing and amount of contributions to our pension plan, expected effective federal income tax rates and forecasted capital expenditure amounts. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that we believe are reasonable but are not guarantees of future events and results. Words such as “expects,”

i

“anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and “should,” and variations of these words and similar expressions, are intended to identify these forward-looking statements. Actual future events and our results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in our forward-looking statements include, among others:

•	further adverse changes in economic conditions in the markets served by us;

•	the extent, timing and overall effects of competition in the communications business;

•	the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities;

•	continued voice line loss;

•	the impact of new, emerging or competing technologies;

•	the adoption of inter-carrier compensation and/or universal service reform proposals by the Federal Communications Commission or Congress that results in a significant loss of our revenue;

•

for our competitive local exchange carrier (“CLEC”) operations, adverse effects on the availability, quality of service and price of facilities and services provided by other incumbent local exchange carriers on which our CLEC services depend;

•	the availability and cost of financing in the corporate debt markets;

•	the potential for adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations;

•	the effects of federal and state legislation, and rules and regulations governing the communications industry;

•	material changes in the communications industry that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	unfavorable results of litigation;

•	unfavorable rulings by state public service commissions in proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses;

•	the effects of work stoppages;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	earnings on pension plan investments significantly below our expected long term rate of return for plan assets; and

•

the factors set forth under “Risk Factors” in this prospectus and other factors described in our filings with the SEC, including under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the fiscal year December 31, 2010, which is incorporated by reference herein.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

Business Overview

We are an S&P 500 company and a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. We also offer broadband, phone and digital TV services to consumers primarily in rural areas. Our business solutions include IP-based voice and data services, multiprotocol label switching networking, data center and managed services, hosting services and communications systems. We provide high-speed Internet, voice and digital television services to residential customers nationwide. We deliver our services over an extensive local and long-haul fiber network, which we also use to provide wholesale services to other carriers.

We are incorporated in Delaware. Our principal executive offices are located at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, and our telephone number is (501) 748-7000. Our website is located at www.windstream.com. Information on our website is not incorporated into, and does not otherwise form a part of, this prospectus.

Recent Developments

On November 30, 2011, we completed our previously announced acquisition of PAETEC Holding Corp. In the transaction, we issued shares, and assumed equity awards, representing approximately 73.4 million shares of our common stock valued at approximately $863 million, based on the closing price for our common stock on November 30, 2011. We also assumed PAETEC’s net debt of approximately $1.4 billion.

PAETEC is a competitive local exchange carrier and provides telecommunications services primarily to business customers in 46 states and the District of Columbia. PAETEC operates seven data centers in the U.S. and owns approximately 36,700 route miles of fiber in portions of 39 states and the District of Columbia. The combined company has a nationwide network with a deep fiber footprint to offer enhanced capabilities in strategic growth areas, including IP-based services, data centers, cloud computing and managed services. For the nine months ended September 30, 2011 and 2010, PAETEC achieved revenues of $1,538.9 million and $1,194.6 million, respectively.

Additional Information

For a further discussion of our business, we urge you to read our Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus. See “Where You Can Find More Information” below for information on how you can view this report.

THE OFFERING

Common Stock:

Up to 69,049 shares of common stock issuable upon the exercise of warrants outstanding under 1999 Agent Plan.

Up to 64,400 shares of common stock issuable upon the exercise of warrants outstanding under the 2009 Agent Plan.

Warrant exercise terms and procedures:	See “Questions and Answers About Exercise of Your Warrants” in this summary below for information about the terms on which, and the manner in which, you may exercise your warrants under the 1999 Agent Plan and the 2009 Agent Plan.

Use of proceeds:	We will receive proceeds from payments in cash of the exercise price of any warrants. We intend to use the net proceeds of such exercises for working capital and other general corporate purposes.

Risk factors:	An investment in our common stock involves risks. You should carefully review the “Risk Factors” section of this prospectus, as well as the other documents incorporated by reference into this prospectus.

Listing:	Our common stock is listed on the NASDAQ Global Select Market under the symbol “WIN.”

QUESTIONS AND ANSWERS ABOUT THE EXERCISE OF YOUR WARRANTS

The following questions and answers provide information about how to exercise warrants outstanding under the 1999 Agent Plan and the 2009 Agent Plan.

Q.	Whom should I contact with questions about my warrants and how to exercise them?

A.	You may direct any questions concerning your warrants and requests for assistance in connection with the tender of your warrants for exercise to Windstream’s Legal Department at (501) 748-7000. We will notify you in writing of any changes to this contact information.

Q.	How many shares of common stock will I receive if I exercise my warrants in full?

A.	You will be entitled to receive the number of shares of common stock for which your warrants are vested as of the exercise date, as adjusted by the exchange ratio of 0.460 (the “Exchange Ratio”) as provided in the Merger Agreement. Your warrant certificate contains the vesting provisions.

Q.	What is the exercise price of my warrants?

A.	The exercise price of your warrants, which is the price per share of our common stock you must pay upon exercise, is equal to the exercise price set forth in your warrant certificate divided by the Exchange Ratio.

Q.	How do I pay for the shares I purchase upon any exercise of my warrants?

A.	You may pay the warrant exercise price in one of two ways:

1.	by delivery of a certified or bank check to the Company’s offices as indicated below; or

2.	by a “cashless exercise,” in which you will pay the exercise price by authorizing the Company to withhold from the shares otherwise issuable to you the number of shares which has an exercise date value equal to the total exercise price.

Refer to your warrant certificate for a description of the cashless exercise formula that will be used to calculate the number of shares that will be issued to you and withheld by the Company if you choose the cashless exercise payment method. This formula will be adjusted to reflect the Exchange Ratio.

Q.	When does the exercise period for my warrants expire?

A.	The exercise period expires at 5:00 p.m., New York time, on the tenth anniversary of the date on which your warrants were originally issued. Your warrant certificate states the original issue date of your warrants.

Q.	What will happen to my warrants if I do not exercise them?

A.	All warrants that you do not exercise before the expiration of the exercise period will be void, and your right under the warrants to purchase our common stock will cease.

Q.	When may I exercise my warrants during the exercise period?

A.	You may exercise your warrants on any business day in accordance with the procedures described below.

Q.	Will I have to exercise all of my warrants at the same time?

A.	No, but the terms of the 1999 Agent Plan warrants limit you to a maximum of two exercises. In addition, the 2009 Agent Plan warrants contain limitations regarding the minimum number of shares for which the warrants may be exercised. For information about these limitations, see “Description of the 2009 Agent Plan Warrants–Exercisability” beginning on page 12. If you do not exercise all of your warrants on an exercise date, we will issue to you a new warrant certificate representing your remaining, unexercised warrants.

Q.	How do I deliver my warrants for exercise?

A.	To exercise your warrants, you must deliver the following items by first-class mail, overnight courier or hand to Windstream’s Legal Department at 4001 Rodney Parham Road, Little Rock, Arkansas 72212 or any other contact person or address we designate to you in writing:

•	the “Exercise Form” attached as an exhibit to your warrant certificate, completed and executed as indicated in the form;

•

unless you indicate in the Exercise Form that you wish to pay by a cashless exercise of your warrants, a certified or bank check, payable to the order of Windstream Corporation, in payment of the total exercise price for the shares issuable upon the exercise, plus the amount, if any, of federal and other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise;

•	your original, manually executed warrant certificate; and

•	such other documents, if any, as we may specify.

The method of delivery of these items is at your option. If you use the mail, however, we recommend that you use registered mail, with return receipt requested, and properly insure the warrant certificate as a precaution against loss. We may waive in our discretion minor irregularities in any documents tendered.

Q.	Will I be charged a fee if I exercise my warrants?

A.	We will not charge you any fee for exercising your warrants. As explained below, you will be responsible for the costs associated with the requirement to furnish an indemnity bond if your warrant certificate has been lost, destroyed or stolen.

Q.	When will I become a Windstream stockholder after I exercise my warrants?

A.	If you have properly delivered to us the required documents and payment in connection with your warrant exercise, we will consider the exercise completed and will treat you as a holder of Windstream shares on the day we receive your documents and payment. If, however, the registration statement of which this prospectus forms a part is not effective or this prospectus is not current at the time you deliver warrants for exercise, we will consider the exercise completed and issue the Windstream shares to you as of the second business day after our registration statement is again effective and a current prospectus has been delivered.

Q.	If I deliver my warrants for exercise, when will I receive my shares of Windstream common stock?

A.	Promptly after the date on which your warrants are exercised, Windstream’s transfer agent will record in your name in book-entry form the number of shares of Windstream common stock issuable upon exercise of your warrants, and will deliver to you a Direct Registration System, or “DRS,” Statement.

Q.	Will I receive fractional shares of Windstream common stock if I exercise my warrants?

A.	No. If a fractional share is otherwise issuable to you, we either will round the fractional share up to the nearest whole share of common stock or will pay cash in an amount equal to the same fraction of the fair market value per share of our common stock on the exercise date.

Q.	What should I do if my warrant certificate has been lost, destroyed or stolen?

A.	If your warrant certificate has been lost, destroyed or stolen, you should immediately notify Windstream’s Legal Department at (501) 748-7000 or any other contact reference we designate to you in writing. We will provide you with all necessary forms and instructions, including an affidavit of loss, to replace your warrant certificate. You may be required to provide a bond as indemnity against any claim that may be made with respect to the warrant certificate alleged to have been lost, destroyed or stolen. The expiration date of your warrant exercise period will not be extended because of a lost, stolen or destroyed warrant certificate.

Q.	Whom should I contact regarding the tax consequences of exercising my warrants?

A.	You should contact your own tax adviser regarding the tax consequences of exercising your warrants. For more information about the federal income tax consequences of warrant exercises, “Description of the 1999 Agent Plan Warrants–Federal Income Tax Consequences” beginning on page 10 if you hold 1999 Agent Plan warrants and “Description of the 2009 Agent Plan Warrants–Federal Income Tax Consequences” beginning on page 16 if you hold 2009 Agent Plan warrants.

Q:	May I transfer my warrants?

A.	No. You may not assign, transfer, pledge or otherwise dispose of your warrant certificate or the rights evidenced by your warrant certificate to any person without the prior written consent of Windstream.

Q.	Will I be able to resell the Windstream shares I receive upon exercise of my warrants?

A.	Yes. The Windstream shares you receive will be eligible for sale by you in the public market without restriction under the Securities Act, except that if you are an “affiliate” of Windstream (as that term is defined in Rule 144 under the Securities Act), your Windstream shares will be subject to the resale limitations of Rule 144.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item lA of our Annual Report on Form 10-K for the year ended December 31, 2010, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

USE OF PROCEEDS

We will use for working capital and other general corporate purposes any net proceeds we receive from the sale of common stock upon payments in cash of the warrant exercise price of any warrants. If all of the shares of common stock offered by this prospectus and issuable upon the exercise of the outstanding 1999 Agent Plan warrants and the outstanding 2009 Agent Plan warrants are sold for cash pursuant to the exercise of all such warrants, we will receive total proceeds of approximately $580,000 under the 1999 Agent Plan and approximately $406,000 under the 2009 Agent Plan.

Warrant holders may elect to pay the warrant exercise price under cashless exercise provisions of their warrants instead of paying the exercise price in cash.

We estimate that we will incur expenses of approximately $70,513 in connection with our offering of the securities covered by this prospectus.

DETERMINATION OF OFFERING PRICE

1999 Agent Plan Warrants

The offering price of the shares of common stock issuable upon the exercise of any 1999 Agent Plan warrant is the exercise prices of such warrant. The exercise prices of the 1999 Agent Plan warrants range from $4.03 to $8.40 per share of our common stock.

2009 Agent Plan Warrants

The offering price of the shares of common stock issuable upon the exercise of the 2009 Agent Plan warrants is the exercise price of such warrants, which is $6.29 per share of our common stock.

DESCRIPTION OF THE 1999 AGENT PLAN WARRANTS

The following is a summary of the material terms of the warrants outstanding under the 1999 Agent Plan. This summary is not complete and is qualified in its entirety by reference to the 1999 Agent Plan and the form of warrant certificate evidencing the 1999 Agent Plan warrants. You may obtain copies of these documents as described under “Where You Can Find More Information.”

General

This prospectus in part relates to our offer and sale of up to a total of 69,049 shares of common stock of Windstream Corporation issuable under warrants issued to independent sales agents and other persons under the 1999 Agent Plan. The warrants were issued from 1999 through 2005 and previously represented a right to purchase common stock of PAETEC.

Windstream Corporation assumed the warrants on November 30, 2011 under the Merger Agreement, pursuant to which PAETEC became our wholly-owned subsidiary. Under the Merger Agreement, each outstanding share of common stock of PAETEC was converted into the right to receive 0.460 shares of the common stock of Windstream Corporation. In addition, each outstanding warrant to acquire common stock of PAETEC, whether or not vested or exercisable at that time, was assumed by Windstream Corporation and converted into a warrant to purchase Windstream Corporation common stock generally on the same terms and conditions that were applicable to such warrant in effect before the merger, except that the number of shares subject to, and the per share exercise price of, the warrant were adjusted based on the 0.460 Exchange Ratio.

All references in this prospectus to numbers of Windstream shares subject to or issuable upon the exercise of the 1999 Agent Plan warrants and to warrant exercise prices give effect to the foregoing adjustments.

Number of Outstanding 1999 Agent Plan Warrants

The warrants outstanding under the 1999 Agent Plan as of the date of this prospectus entitle the holders thereof, subject to compliance with vesting provisions, to purchase up to a total of 69,049 shares of common stock. Each warrant evidences the right to purchase one share of common stock. We will not make any new warrant awards under the 1999 Agent Plan.

Exercisability

Exercise Price. Each warrant evidenced by the warrant certificate issued to a holder represents the right to purchase one share of our common stock at the exercise price and during the exercise period specified in the warrant certificate, as adjusted by the Exchange Ratio. The outstanding warrants may be exercised at exercise prices ranging from $4.03 to $8.40 per share of our common stock. As of the date of this prospectus, the warrants had a weighted average exercise price of approximately $6.01.

Exercise Period. Each outstanding warrant may be exercised until 5:00 p.m., New York time, on the day that is the tenth anniversary of the warrant’s issue date. Accordingly, the exercise periods of the warrants will expire at various dates through 2015. Any warrant that is not exercised before its expiration date will be null and without further force or effect, and all rights of the holder under the warrant to purchase our common stock will cease.

Vesting. The warrants evidenced by each warrant certificate may be exercised only to the extent that such warrants have vested. The vesting of such warrants is based on the holder’s attainment and maintenance of specified revenue performance targets as set forth in the holder’s warrant certificate and in the 1999 Agent Plan. As of the date of this prospectus, all outstanding 1999 Agent Plan warrants were fully vested.

Securities Act Registration. Holders of 1999 Agent Plan warrants are entitled to exercise their warrants only if a registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and the prospectus which forms a part of such registration statement is then current.

Payment of Exercise Price. To exercise any warrants, in addition to submitting required documentation, the holder is required to pay Windstream the exercise price for the number of shares of common stock in respect of which such warrants are exercised.

Holders may pay the exercise price in cash or by a “cashless exercise.” In a cashless exercise, the holder must pay the exercise price by authorizing Windstream to withhold from the shares otherwise issuable to the holder the number of shares which has an exercise date value equal to the total exercise price. If a holder elects to effect a cashless exercise, the holder will be entitled to receive upon exercise the number of shares computed in accordance with the formula specified in the warrant certificate as of the date on which Windstream receives from the holder the properly completed Exercise Form, which is attached as an exhibit to the holder’s warrant certificate, along with the warrant certificate and other required documents. Windstream may require the agent to make a cash payment to the company in the amount, if any, of federal or other taxes which Windstream may, in its judgment, be required to withhold with respect to an award, or Windstream may, in its sole discretion, make an adjustment to the number of shares delivered pursuant to the cashless exercise formula to account for any such amount.

Exercise Terms and Procedures. To exercise the 1999 Agent Plan warrants, the holder must deliver the following items by first-class mail, overnight courier or hand to Windstream’s Legal Department at 4001 Rodney Parham Road, Little Rock, Arkansas 72212 or any other contact person or address Windstream designates to the holder in writing:

•	the “Exercise Form” attached as an exhibit to the holder’s warrant certificate, completed and executed as indicated in the form;

•

unless the holder indicates in the Exercise Form that the holder wishes to pay by a cashless exercise of the warrants, a certified or bank check, payable to the order of Windstream Corporation, in payment of the total exercise price for the shares issuable upon the exercise, plus the amount, if any, of federal and other taxes which Windstream may, in its judgment, be required to withhold with respect to the exercise;

•	the original, manually executed warrant certificate; and

•	such other documents, if any, as Windstream may specify.

The method of delivery of these items is at the holder’s option. If the holder uses the mail, however, Windstream recommends that the holder use registered mail, with return receipt requested, and properly insure the warrant certificate as a precaution against loss.

Windstream may waive in its discretion irregularities in any documents delivered and compliance with the warrant exercise procedures described in this prospectus. All questions as to validity, form and eligibility of any surrender of warrant certificates will be determined by Windstream, and such determination will be final and binding on the holder.

Warrants may be exercised in a maximum of two installments. If fewer than all of the warrants evidenced by a holder’s warrant certificate are exercised, Windstream will issue the holder a new warrant certificate for the number of warrants that remain outstanding after such exercise.

Upon the exercise of any warrants in accordance with the warrant certificate, Windstream’s transfer agent will record in the name of the holder in book-entry form the number of shares of Windstream common stock issuable upon exercise of the warrants tendered by such holder for exercise, and will deliver to the holder a Direct Registration System, or “DRS,” Statement. If the holder has properly tendered the required documents and payment in connection with the warrant exercise, Windstream will consider the exercise completed and will treat the holder as a Windstream stockholder on the day it receives the documents and payment. If, however, the registration statement of which this prospectus forms a part is not effective or this prospectus is not current at the time the holder tenders warrants for exercise, Windstream will consider the exercise completed and issue the Windstream shares to the holder as of the second business day after the registration statement is again effective and a current prospectus has been delivered.

All shares of common stock issuable by Windstream upon exercise of the warrants will be validly issued, fully paid and nonassessable, and not subject to preemptive rights.

Windstream will not issue fractional shares of common stock upon the exercise of warrants. If any fraction of a share of common stock would be issuable upon the exercise of any warrants, Windstream, in its sole discretion, either will round the fractional share up to the nearest whole share of common stock or will pay cash in an amount equal to the same fraction of the fair market value per share of its common stock on the date of exercise. “Fair market value” for these purposes generally means the closing price of the common stock on the warrant exercise date as reported on the NASDAQ Stock Market or any other established stock exchange that trades the largest volume of shares on such date.

Windstream will not pay any tax or charge that may be payable in respect of any transfer involved in the issuance of any shares of common stock in a name other than that of the registered holder of the warrant certificate surrendered upon the exercise of a warrant. In this event, Windstream will not issue or deliver such shares unless or until the person requesting the issuance of the shares has paid to Windstream the amount of such tax or charge or has established to Windstream’s satisfaction that such tax or charge has been paid. Windstream may require the holder to make a cash payment to the Company in the amount, if any, of federal and other taxes which Windstream may, in its judgment, be required to withhold under U.S. Treasury regulations with respect to an award. Alternatively, Windstream may, in its sole discretion, make an adjustment to the number of shares of common stock delivered pursuant to the “cashless exercise” formula to account for any such amount. Matters related to backup withholding are discussed below under “–Federal Income Tax Consequences–Information Reporting and Backup Withholding.”

Dilution

The exercise prices of the 1999 Agent Plan warrants are substantially higher than the net tangible book value per share of Windstream’s common stock as of September 30, 2011. Accordingly, if you purchase shares of Windstream’s common stock pursuant to the exercise of the warrants, you will incur immediate and substantial dilution of the net tangible book value per share of the common stock you purchase. As of September 30, 2011, the net tangible book value per share of Windstream’s common stock was $1.59. After giving effect to the exercise of all outstanding 1999 Agent Plan warrants at a weighted average exercise price of $6.01 per share less the estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2011 would have been $1.60 per share of our common stock. On a pro forma basis, this amount would represent an increase of $0.01 per share in net tangible book value attributable to the cash payments made by agents exercising their 1999 Agent Plan warrants, and would result in dilution of $4.41 per share to such agents.

Reservation of 1999 Agent Plan Warrant Shares

Windstream is required at all times to reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock or its authorized and issued common stock held in its treasury, the maximum number of shares of common stock that may be issuable by it from time to time upon the exercise of all outstanding warrants.

Listing of 1999 Agent Plan Warrant Shares

The shares of common stock issued upon exercise of warrants will be listed for trading on the same securities exchange, if any, as our common stock is then listed. As of the date of this prospectus, the common stock is listed on the NASDAQ Global Select Market of the NASDAQ Stock Market.

Adjustments to Exercise Price and Number of 1999 Agent Plan Warrant Shares

The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants will be subject to adjustment upon the occurrence of the events described below.

The number and kind of securities issuable upon the exercise of the warrants will be proportionately adjusted beginning on the record date for any distribution described below or the effective date of any subdivision, combination, reclassification or recapitalization, described below if Windstream:

•	effects a distribution payable in shares of common stock to all holders of the outstanding common stock;

•	subdivides the outstanding shares of common stock;

•	combines the outstanding shares of common stock into a smaller number of shares of common stock; or

•	issues any Windstream securities in a reclassification or recapitalization of the common stock.

In such an event, the holder of the warrants exercised after such time will be entitled to receive the aggregate number and kind of securities which, if such warrants had been exercised in full immediately before such record date or effective date, the holder would have owned upon such exercise and been entitled to receive by virtue of the distribution, subdivision, combination, reclassification or recapitalization. This adjustment will be made successively whenever any event listed above occurs. Upon each adjustment of the number or kind of shares for which the warrants are exercisable as described above, the per share exercise price payable upon the exercise of the warrants will be adjusted by multiplying the exercise price immediately before the adjustment by a fraction, the numerator of which is the number of shares of common stock covered by the warrants immediately before the adjustment, and the denominator of which is the number of shares covered by the warrants immediately after the adjustment.

If Windstream is involved in any reorganization, merger, consolidation or similar transaction, the number and kind of securities issuable upon exercise of the warrants will be adjusted so that the holder would be entitled to receive the number and kind of securities that the holder would have received pursuant to such transaction if the securities subject to the warrants had been issued immediately before the transaction. If Windstream is not the issuer of the securities that the holder would have received pursuant to such reorganization, merger, consolidation or similar transaction, provision for such an adjustment must be made in writing in connection with the transaction for the assumption of the 1999 Agent Plan and all then-outstanding warrants by the corporation or entity that is the issuer of the securities. From and after any such assumption, the provisions of the 1999 Agent Plan and the warrants will be interpreted so as to maintain the interests of the holder intended by the 1999 Agent Plan and by the warrant certificates. Upon each adjustment of the number or kind of securities for which the warrants are exercisable, the per share exercise price payable upon exercise of the warrants will be appropriately and proportionately adjusted.

Non-Transferability of 1999 Agent Plan Warrants

You may not assign, transfer, pledge or otherwise dispose of your warrant certificate or the rights evidenced by the warrant certificate to any person, except as specifically provided in the 1999 Agent Plan and with the prior written consent of Windstream. Windstream may provide or withhold such consent in its sole discretion.

Transferability of 1999 Agent Plan Warrant Shares

The shares of Windstream common stock received by you upon any exercise of the 1999 Agent Plan warrants will be eligible for sale by you in the public market without restriction under the Securities Act, except that if you are an “affiliate” of Windstream (as that term is defined in Rule 144 under the Securities Act), your Windstream shares will be subject to the resale limitations of Rule 144.

No Rights as Stockholder

The holders of unexercised warrants are not entitled, as such, to any rights of a stockholder of Windstream, including, without limitation, the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax considerations that relate to the exercise of the 1999 Agent Plan warrants.

The information in this section is based on the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the following discussion is based.

The information in this section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to exercise the 1999 Agent Plan warrants. This information does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. You should consult your own tax adviser as to any federal, state, local, foreign or other tax consequences associated with the exercise of the warrants, in light of your personal circumstances.

Exercise of Warrants. When you exercise a 1999 Agent Plan warrant, you will recognize ordinary income in an amount equal to the difference between the warrant exercise price and the fair market value of the shares of common stock at the time of exercise, including any cash you receive in lieu of a fractional share.

Because you are not an employee or former employee of Windstream, the ordinary income amount is not subject to withholding for federal income taxes, except to the extent of “backup withholding,” but will be included in your income for purposes of determining your obligation to pay estimated taxes. If you are a natural person, limited liability company, partnership or trust, each of which we refer to as a “non-corporate person,” Windstream will report the income from any exercise of your warrants to you on IRS Form 1099. Windstream will be entitled to a business expense deduction in the same amount and at the same time as you recognize any ordinary income upon exercise.

In general, your basis in the shares of common stock you acquire by exercising a warrant will be equal to the fair market value of the shares at the time of exercise. When you subsequently sell or exchange shares of common stock acquired by exercising a warrant, you will have a taxable gain or loss, measured by the difference between the sale proceeds and the tax basis of the shares of common stock acquired upon exercise. Such gain or loss will be long-term capital gain or loss if at the time of the sale you have held the stock received upon exercise of the warrant for more than one year from the date of exercise of the warrant.

Information Reporting and Backup Withholding. Under the Internal Revenue Code and corresponding U.S. Treasury regulations, we must report to the Internal Revenue Service gain realized on exercise of the warrants by any non-corporate person, regardless of whether withholding was required.

The shares of common stock delivered to a holder that is a non-corporate generally will be reduced by backup withholding at the applicable rate, which is 28% as of the date of this prospectus, in the following situations:

•	Failure to furnish the appropriate certification (IRS Form W-9 or substantially similar form) containing such person’s taxpayer identification number;

•	Providing an incorrect taxpayer identification number and the IRS notifies us of such incorrect taxpayer identification number;

•	Notification from the IRS that the non-corporate person is subject to withholding as a result of underreported reportable payments; or

•

Such person fails to certify, under penalties of perjury, that he or she has furnished a correct taxpayer identification number and has not been notified by the IRS that he or she is subject to backup withholding for underreporting.

Information reporting and possible backup withholding also generally apply to the proceeds of a disposition of our common stock or warrants by holders that are non-corporate persons.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, if required information is furnished to the Internal Revenue Service in a timely manner. If you are a non-corporate person, you should consult your own tax adviser regarding the application of backup withholding in your particular circumstance and the availability of a procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

DESCRIPTION OF THE 2009 AGENT PLAN WARRANTS

The following is a summary of the material terms of the warrants issued under 2009 Agent Plan. This summary is not complete and is qualified in its entirety by reference to the 2009 Agent Plan and the form of warrant certificate evidencing the 2009 Agent Plan warrants. You may obtain copies of these documents as described under “Where You Can Find More Information.”

General

This prospectus in part relates to our offer and sale of up to a total of 64,400 shares of common stock of Windstream Corporation issuable under warrants issued to independent sales agents and other persons under the 2009 Agent Plan. The warrants were issued in 2009 and previously represented a right to purchase common stock of PAETEC.

Windstream Corporation assumed the warrants on November 30, 2011 under the Merger Agreement, pursuant to which PAETEC became our wholly-owned subsidiary. Under the Merger Agreement, each outstanding share of common stock of PAETEC was converted into the right to receive 0.460 shares of the common stock of Windstream Corporation. In addition, each outstanding warrant to acquire common stock of PAETEC, whether or not vested or exercisable at that time, was assumed by Windstream Corporation and converted into a warrant to purchase Windstream Corporation common stock generally on the same terms and conditions that were applicable to such warrant in effect before the Merger, except that the number of shares subject to, and the per share exercise price of, the warrant were adjusted based on the 0.460 Exchange Ratio.

All references in this prospectus to numbers of Windstream shares subject to or issuable upon the exercise of the 2009 Agent Plan warrants and to warrant exercise prices give effect to the foregoing adjustments.

Number of Outstanding 2009 Agent Plan Warrants

The warrants outstanding under the 2009 Agent Plan as of the date of this prospectus entitle the holders thereof, subject to compliance with vesting provisions, to purchase up to a total of 64,400 shares of common stock. Each warrant evidences the right to purchase one share of common stock. We will not make any new warrant awards under the 2009 Agent Plan.

Exercisability

Exercise Price. Each warrant evidenced by the warrant certificate issued to a holder represents the right to purchase one share of our common stock at the exercise price and during the exercise period specified in the warrant certificate, as adjusted by the Exchange Ratio. The outstanding warrants may be exercised at an exercise price of $6.29 per share of our common stock.

Exercise Period. The 2009 Agent Plan warrants of any holder first will become exercisable upon satisfaction of the conditions described below under “–Vesting” and will be and remain exercisable only in accordance with the conditions described below under “–Securities Act Registration.” Each outstanding warrant may be exercised until 5:00 p.m., New York time, on the day which is the tenth anniversary of the warrant’s issue date. Any warrant that is not exercised before its expiration date will be null and without further force or effect, and all rights of the holder under the warrant to purchase our common stock will cease.

Vesting. The warrants evidenced by each warrant certificate may be exercised only to the extent that such warrants have vested. The vesting of such warrants is based on the holder’s attainment and maintenance of specified revenue performance targets as set forth in the holder’s warrant certificate and in the 2009 Agent Plan. As of the date of this prospectus, all outstanding 2009 Agent Plan warrants were fully vested.

Securities Act Registration. Holders of 2009 Agent Plan warrants are entitled to exercise their warrants only if a registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and the prospectus which forms a part of such registration statement is then current.

Payment of Exercise Price. To exercise any 2009 Agent Plan warrants, in addition to submitting required documentation, the holder is required to pay Windstream the exercise price for the number of shares of common stock in respect of which such warrants are exercised.

Holders may pay the exercise price in cash or by a “cashless exercise.” In a cashless exercise, the holder must pay the exercise price by authorizing Windstream to withhold from the shares otherwise issuable to the holder the number of shares which has an exercise date value equal to the total exercise price. If a holder elects to effect a cashless exercise, the holder will be entitled to receive upon exercise the number of shares computed in accordance with the formula specified in the warrant certificate as of the date on which Windstream receives from the holder the properly completed Exercise Form, which is attached as an exhibit to the holder’s warrant certificate, along with the warrant certificate and other required documents. Windstream may require the agent to make a cash payment to the company in the amount, if any, of federal or other taxes which Windstream may, in its judgment, be required to withhold with respect to an award, or Windstream may, in its sole discretion, make an adjustment to the number of shares delivered pursuant to the cashless exercise formula to account for any such amount.

Exercise Terms and Procedures. To exercise the 2009 Agent Plan warrants, the holder must deliver the following items by first-class mail, overnight courier or hand to Windstream’s Legal Department at 4001 Rodney Parham Road, Little Rock, Arkansas 72212 or any other contact person or address Windstream designates to the holder in writing:

•	the “Exercise Form” attached as an exhibit to the holder’s warrant certificate, completed and executed as indicated in the form;

•

unless the holder indicates in the Exercise Form that the holder wishes to pay by a cashless exercise of the warrants, a certified or bank check, payable to the order of Windstream Corporation, in payment of the total exercise price for the shares issuable upon the exercise, plus the amount, if any, of federal and other taxes which Windstream may, in its judgment, be required to withhold with respect to the exercise;

•	the original, manually executed warrant certificate; and

•	such other documents, if any, as Windstream may specify.

The method of delivery of these items is at the holder’s option. If the holder uses the mail, however, Windstream recommends that the holder use registered mail, with return receipt requested, and properly insure the warrant certificate as a precaution against loss.

Windstream may waive in its discretion irregularities in any documents delivered and compliance with the warrant exercise procedures described in this prospectus. All questions as to validity, form and eligibility of any surrender of warrant certificates will be determined by Windstream, and such determination will be final and binding on the holder.

The minimum number of shares with respect to which a 2009 Agent Plan warrant may be exercised is 100 shares or, if fewer, the maximum number of shares remaining available for purchase under the warrant certificate at the time of exercise. If fewer than all of the warrants evidenced by a holder’s warrant certificate are exercised, Windstream will issue to the holder a new warrant certificate for the number of warrants that remain outstanding after such exercise.

Upon the exercise of any warrants in accordance with the warrant certificate, Windstream’s transfer agent will record in the name of the holder in book-entry form the number of shares of Windstream common stock issuable upon exercise of the warrants tendered by such holder for exercise, and will deliver to the holder a Direct Registration System, or “DRS,” Statement. If the holder has properly tendered the required documents and payment in connection with the warrant exercise, Windstream will consider the exercise completed and will treat the holder as a Windstream stockholder on the day it receives the documents and payment. If, however, the registration statement of which this prospectus forms a part is not effective or this prospectus is not current at the time the holder tenders warrants for exercise, Windstream will consider the exercise completed and issue the Windstream shares to the holder as of the second business day after the registration statement is again effective and a current prospectus has been delivered.

All shares of common stock issuable by Windstream upon exercise of the warrants will be validly issued, fully paid and nonassessable, and not subject to preemptive rights.

Windstream will not issue fractional shares of common stock upon the exercise of warrants. If any fraction of a share of common stock would be issuable upon the exercise of any warrants, Windstream, in its sole discretion, either will round the fractional share up to the nearest whole share of common stock or will pay cash in an amount equal to the same fraction of the fair market value per share of its common stock on the date of exercise. “Fair market value” for these purposes generally means the closing price of the common stock on the warrant exercise date as reported on the NASDAQ Stock Market, or such other established securities market on which the common stock may then be traded.

Windstream will not pay any tax or charge which may be payable in respect of any transfer involved in the issuance of any shares of common stock in a name other than that of the registered holder of the warrant certificate surrendered upon the exercise of a warrant. In this event, Windstream will not issue or deliver such shares unless or until the person requesting the issuance of the shares has paid to Windstream the amount of such tax or charge or has established to Windstream’s satisfaction that such tax or charge has been paid. Windstream may require the holder to make a cash payment to the Company in the amount, if any, of federal and other taxes which Windstream may, in its judgment, be required to withhold under U.S. Treasury regulations with respect to an award. Alternatively, Windstream may, in its sole discretion, make an adjustment to the number of shares of common stock delivered pursuant to the “cashless exercise” formula to account for any such amount. Matters related to backup withholding are discussed below under “–Federal Income Tax Consequences–Information Reporting and Back up Withholding.”

Dilution

The exercise price of the 2009 Agent Plan warrants is substantially higher than the net tangible book value per share of Windstream’s common stock as of September 30, 2011. Accordingly, if you purchase shares of Windstream’s common stock pursuant to the exercise of the warrants, you will incur immediate and substantial dilution of the net tangible book value per share of the common stock you purchase. Dilution is the amount by which the exercise price paid by purchasers of shares of common stock exceeds the net tangible book value per share of our common stock. Net tangible book value per share represents the amount of our total assets, less intangible assets and total liabilities, divided by the total number of shares of our common stock outstanding. As of September 30, 2011, the net tangible book value per share of Windstream’s common stock was $1.59. After giving effect to the exercise of all outstanding 2009 Agent Plan warrants at an exercise price of $6.29 per share less the estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2011 would have been $1.60 per share of our common stock. On a pro forma basis, this amount would represent an increase of $0.01 per share in net tangible book value attributable to the cash payments made by agents exercising their 2009 Agent Plan warrants, and would result in dilution of $4.69 per share to such agents.

Reservation of 2009 Agent Plan Warrant Shares

Windstream is required at all times to reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock or its authorized and issued common stock held in its treasury, the maximum number of shares of common stock that may be issuable by it upon the exercise of all outstanding warrants.

Listing of 2009 Agent Plan Warrant Shares

The shares of common stock issued upon exercise of warrants will be listed for trading on the same securities exchange, if any, as our common stock is then listed. As of the date of this prospectus, the common stock is listed on the NASDAQ Global Select Market of the NASDAQ Stock Market.

Adjustments to Exercise Price and Number of 2009 Agent Plan Warrant Shares

The exercise price of the 2009 Agent Plan warrants and the number of shares of common stock issuable upon the exercise of the warrants will be subject to adjustment upon the occurrence of the events described below. The number and kind of securities issuable upon the exercise of the warrants will be proportionately adjusted beginning on the record date for any distribution described below or the effective date of any subdivision, combination, reclassification or recapitalization described below if Windstream:

•	effects a distribution payable in shares of common stock to all holders of the outstanding common stock;

•	subdivides the outstanding shares of common stock;

•	combines the outstanding shares of common stock into a smaller number of shares of common stock; or

•	issues any Windstream securities in a reclassification or recapitalization of the common stock.

In such an event, the holder of the warrants exercised after such time will be entitled to receive the aggregate number and kind of securities which, if such warrants had been exercised in full immediately before such record date or effective date, the holder would have owned upon such exercise and been entitled to receive by virtue of the distribution, subdivision, combination, reclassification or recapitalization. This adjustment will be made successively whenever any event listed above occurs. Upon each adjustment of the number or kind of shares for which the warrants are exercisable as described above, the per share exercise price payable upon the exercise of the warrants will be adjusted by multiplying the exercise price immediately before the adjustment by a fraction, the numerator of which is the number of shares of common stock covered by the warrants immediately before the adjustment, and the denominator of which is the number of shares covered by the warrants immediately after the adjustment.

If Windstream is involved in any corporate transaction other than a cash transaction, the number and kind of securities issuable upon exercise of the warrants will be adjusted so that the holder would be entitled to receive the number and kind of securities that the holder would have received pursuant to such transaction if the securities subject to the warrants had been issued immediately before the corporate transaction. For these purposes, “corporate transaction” means any reorganization, merger, consolidation or similar transaction, and “cash transaction” means any corporate transaction in which the consideration that the holder of the warrants would have received pursuant to the corporate transaction if the securities subject to the warrant had been issued immediately prior to the corporate transaction is cash or other property that is not securities. If Windstream is not the issuer of the securities which the holder would have received pursuant to such corporate transaction, provision for such an adjustment must be made in writing in connection with the transaction for the assumption of the 2009 Agent Plan and all then-outstanding 2009 Agent Plan warrants by the corporation or entity that is the issuer of the securities. From and after any such assumption, the provisions of the 2009 Agent Plan and the 2009 Agent Plan warrants will be interpreted so as to maintain the interests of the holder intended by the 2009 Agent Plan and by the warrant certificates. Upon each adjustment of the number or kind of securities for which the warrants are exercisable, the per share exercise price payable upon exercise of the warrants will be appropriately and proportionately adjusted. Upon the occurrence of any cash transaction, all outstanding but unexercised warrants will terminate immediately before the completion of the cash transaction. Any exercise of a warrant during the 15-day period immediately before the completion of any such cash transaction will be conditioned, at the holder’s discretion, on the completion of the cash transaction and will be effective only immediately before such completion.

Non-Transferability of 2009 Agent Plan Warrants

You may not assign, transfer, pledge or otherwise dispose of your warrant certificate or the rights evidenced by the warrant certificate to any person without the prior written consent of Windstream. Windstream may provide or withhold such consent in its sole discretion.

Transferability of 2009 Agent Plan Warrant Shares

The shares of Windstream common stock received by you upon any exercise of 2009 Agent Plan warrants will be eligible for sale by you in the public market without restriction under the Securities Act, except that if you are an “affiliate” of Windstream (as that term is defined in Rule 144 under the Securities Act), your Windstream shares will be subject to the resale limitations of Rule 144.

No Rights as Stockholder

The holders of unexercised warrants are not entitled, as such, to any rights of a stockholder of Windstream, including, without limitation, the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax considerations that relate to the exercise of the 2009 Agent Plan warrants.

The information in this section is based on the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the following discussion is based.

The information in this section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to exercise the 2009 Agent Plan warrants. This information does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. You should consult your own tax adviser as to any federal, state, local, foreign or other tax consequences associated with the exercise of the warrants, in light of your personal circumstances.

Exercise of Warrants. When you exercise a 2009 Agent Plan warrant, you will recognize ordinary income in an amount equal to the difference between the warrant exercise price and the fair market value of the shares of common stock at the time of exercise, including any cash you receive in lieu of a fractional share.

Because you are not an employee or former employee of Windstream, the ordinary income amount is not subject to withholding for federal income taxes, except to the extent of “backup withholding,” but will be included in your income for purposes of determining your obligation to pay estimated taxes. If you are a natural person, limited liability company, partnership or trust, each of which we refer to as a “non-corporate person,” Windstream will report the income from any exercise of your warrants to you on IRS Form 1099. Windstream will be entitled to a business expense deduction in the same amount and at the same time as you recognize any ordinary income upon exercise.

In general, your basis in the shares of common stock you acquire by exercising a warrant will be equal to the fair market value of the shares at the time of exercise. When you subsequently sell or exchange shares of common stock acquired by exercising a warrant, you will have a taxable gain or loss, measured by the difference between the sale proceeds and the tax basis of the shares of common stock acquired upon exercise. Such gain or loss will be long- term capital gain or loss if at the time of the sale you have held the stock received upon exercise of the warrant for more than one year from the date of exercise of the warrant.

Information Reporting and Backup Withholding. Under the Internal Revenue Code and corresponding U.S. Treasury regulations, we must report to the Internal Revenue Service gain realized on exercise of the warrants by any non-corporate person, regardless of whether withholding was required.

The shares of common stock delivered to a holder that is a non-corporate generally will be reduced by backup withholding at the applicable rate, which is 28% as of the date of this prospectus, in the following situations:

•	Failure to furnish the appropriate certification (IRS Form W-9 or substantially similar form) containing such person’s taxpayer identification number;

•	Providing an incorrect taxpayer identification number and the IRS notifies us of such incorrect taxpayer identification number;

•	Notification from the IRS that the non-corporate person is subject to withholding as a result of underreported reportable payments; or

•

Such person fails to certify, under penalties of perjury, that he or she has furnished a correct taxpayer identification number and has not been notified by the IRS that he or she is subject to backup withholding for underreporting.

Information reporting and possible backup withholding also generally apply to the proceeds of a disposition of our common stock or warrants by holders that are non-corporate persons.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, if required information is furnished to the Internal Revenue Service in a timely manner. If you are a non-corporate person, you should consult your own tax adviser regarding the application of backup withholding in your particular circumstance and the availability of a procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

DESCRIPTION OF OUR COMMON STOCK

The following summary description of our common stock is qualified in its entirety by the General Corporation Law of the State of Delaware (the “DGCL”), our Amended and Restated Certificate of Incorporation, as amended (our “Certificate”) and our Amended and Restated Bylaws (our “Bylaws”). Our Certificate and our Bylaws are included as exhibits to this Registration Statement and are incorporated by reference to Amendment No. 3 to our Registration Statement on Form S-4 filed May 23, 2006 and our Current Report on Form 8-K filed on February 19, 2010, respectively.

General

Under our Certificate, our total authorized capital stock consists of 200,000,000 shares of preferred stock, par value $0.0001 per share, and 1,000,000,000 shares of common stock, par value $0.0001 per share.

Preferred Stock

Our Certificate provides that our board of directors is authorized, without further stockholder approval, to issue from time to time up to a total of 200,000,000 shares of preferred stock in one or more series and to fix or alter the powers, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each series. Our board of directors may fix the number of shares of any series of preferred stock, and it may increase or decrease the number of shares of any series of preferred stock, as long as it acts within the limitations or restrictions stated in the original resolution or resolutions that fixed the number of shares in the series and as long as it does not decrease the number of shares of any series below the number then outstanding. If the number of shares of any series of preferred stock is decreased, the shares constituting the decrease will resume the status they had prior to the adoption of the resolution that originally fixed the number of shares of the series, subject to the requirements of applicable law.

Common Stock

Under our Certificate, the holders of our common stock have one vote per share on matters submitted to a vote of stockholders. Holders of the common stock will be entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment or provision for payment of all debts and subject to the prior rights of any outstanding preferred stock. Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

To the greatest extent permitted by applicable Delaware law, the shares of our common stock will be uncertificated, and transfer will be reflected by book entry.

All rights, preferences and privileges of holders of our common stock stated in this summary are subject to the rights of holders of shares of any series of preferred stock that we may designate and issue in the future without further stockholder approval.

Anti-Takeover Effects of the Delaware General Corporation Law and Our Certificate of Incorporation and Bylaws

The DGCL, our Certificate and our bylaws contain a number of provisions which could have the effect of discouraging transactions that involve an actual or threatened change of control. In addition, provisions of our Certificate and our bylaws may be deemed to have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempts that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Delaware Section 203

Section 203 of the DGCL, which restricts business combinations with certain interested stockholders (defined generally under the DGCL to include persons who beneficially own or acquire 15% or more of a Delaware corporation’s voting stock and their affiliates and associates, and hereinafter as a “Section 203 Interested Stockholder”). Section 203 prohibits business combination transactions between a publicly-held Delaware corporation and any Section 203 Interested Stockholder for a period of three years after the time at which the Section 203 Interested Stockholder became an interested stockholder unless: (a) prior to the time that such entity became a Section 203 Interested Stockholder, the corporation’s board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Stockholder becoming such an interested stockholder, the Section 203 Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers; and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the time that such entity became a Section 203 Interested Stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Section 203 Interested Stockholder.

Under certain circumstances, Section 203 makes it more difficult for a person who is a Section 203 Interested Stockholder to effect various business combinations with a corporation for a period of three years. The provisions of Section 203 are intended to encourage third parties interested in acquiring us to negotiate in advance with our board of directors. Section 203 also may make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that in order for a stockholder to nominate any person for election as a director or propose business at a meeting of stockholders, the stockholder must give timely notice to our Secretary. To be timely:

•

in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is changed by more than 25 days (or 30 days in the case of director nominations) from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made; and

•

in the case of a special meeting at which directors are to be elected, a stockholder’s notice of nominations must be delivered to or mailed and received at our principal executive offices not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

These provisions could preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors by limiting the window of time available to present such matters to us for presentation at such meeting.

Calling a Special Meeting; Action by Written Consent of Stockholders

Under Delaware law, a special meeting of the stockholders may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or bylaws. Our Certificate states that as long as any security of the company is registered under Section 12 of the Exchange Act, special meetings of our stockholders may be called only by a resolution of the board of directors.

Our Certificate provides that as long as any of our securities is registered under Section 12 of the Exchange Act, no stockholder action may be taken without a meeting.

The inability of our stockholders to take action by written consent and to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. In addition, the inability of stockholders to call a special meeting of stockholders could make it more difficult to change our existing board of directors and management.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to NASDAQ Listing Rule 5635, which sets forth the circumstances under which an issuer is required to obtain approval from its stockholders prior to an issuance of securities in connection with: (1) the acquisition of the stock or assets of another company; (2) equity-based compensation of officers, directors, employees or consultants; (3) a change of control; and (4) private placements. In connection with an acquisition of the stock or assets of another company, NASDAQ Listing Rule 5635 would require stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power of the outstanding common stock before the issuance, or if any director, officer or substantial stockholder of the issuing company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of us.

Supermajority Vote to Amend Charter and Bylaws

Under Delaware law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation’s stock are entitled to vote as a class on the approval of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.

Under our Certificate, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of our then-outstanding shares of stock eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of our Certificate related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, the election to be covered by Section 203 of the DGCL, and the procedures required to amend our Certificate.

Under our Certificate, the board of directors is expressly authorized to amend, alter, change or repeal our bylaws. The stockholders also have the ability to amend, alter, change or repeal our bylaws by the affirmative vote of a majority of the then-outstanding shares entitled to vote, except that a two-thirds vote is required for the stockholders to amend sections of our bylaws related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on the board, and the procedures required to amend our bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

MATERIAL CHANGES

On November 30, 2011, we completed our previously announced acquisition of PAETEC Holding Corp. In the transaction, we issued shares, and assumed equity awards, representing approximately 73.4 million shares of our common stock valued at approximately $863 million, based on the closing price for our common stock on November 30, 2011. We also assumed PAETEC’s net debt of approximately $1.4 billion.

PAETEC is a competitive local exchange carrier and provides telecommunications services primarily to business customers in 46 states and the District of Columbia. PAETEC operates seven data centers in the U.S. and owns approximately 36,700 route miles of fiber in portions of 39 states and the District of Columbia. The combined company has a nationwide network with a deep fiber footprint to offer enhanced capabilities in strategic growth areas, including IP-based services, data centers, cloud computing and managed services. For the nine months ended September 30, 2011 and 2010, PAETEC achieved revenues of $1,538.9 million and $1,194.6 million, respectively.

PLAN OF DISTRIBUTION

From time to time after the date of this prospectus, we will directly offer and issue the shares of common stock issuable under the 1999 Agent Plan or the 2009 Agent Plan to the warrant holders upon the exercise of the warrants in accordance with their terms. We will not pay any person commissions or other compensation in connection with the offer or sale of the common stock.

Warrant holders may elect to pay the warrant exercise price under cashless exercise provisions of their warrants instead of paying the exercise price in cash.

We estimate that we will incur expenses of approximately $70,513 in connection with our offering of the securities covered by this prospectus.

Holders of warrants will be entitled to exercise their warrants only if this registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and the prospectus which forms a part of this registration statement is then current.

This prospectus does not cover resales of any warrants or resales of any shares of common stock issued upon the exercise of any warrants.

LEGAL MATTERS

Kutak Rock LLP has passed upon the validity of the shares of our common stock to be offered pursuant to this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and we file reports and other information with the SEC. This prospectus, which forms a part of the registration statement, does not have all the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports and other information, including the registration statement, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information, including the registration statement. The website address is: http://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at http://www.windstream.com. However, the information on, or accessible through, our Internet site is not a part of or incorporated by reference into this prospectus or any prospectus supplement.

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” selected documents filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 22, 2011;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC on May 5, 2011, August 5, 2011 and November 4, 2011, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on January 7, 2011 (two reports), January 25, 2011, February 8, 2011, February 14, 2011, March 2, 2011, March 3, 2011, March 14, 2011, March 15, 2011, March 18, 2011, March 30, 2011, April 27, 2011, August 1, 2011, August 2, 2011 (other than Item 7.01), August 11, 2011, September 21, 2011, October 14, 2011, November 7, 2011, November 8, 2011, November 22, 2011, and December 2, 2011, as well as Windstream’s Amendment No. 1 to Current Report on Form 8-K/A as filed with the SEC on August 2, 2011.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act) subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus, except that any such report or portions thereof which are furnished and not filed shall not be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to: Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2442, attention Genesis White. You may direct telephone requests to Ms. White at (501) 748-7216.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

The following table sets forth the various expenses payable by Windstream in connection with the sale and distribution of the securities being registered hereby. All such expenses other than the Securities and Exchange Commission (“SEC”) registration fee are estimates and remain subject to future contingencies.

SEC Registration Fee*	$113
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$25,000
Transfer Agent and Registrar Fees and Expenses	$20,000
Printing and Engraving Fees	$400

Total	$70,513

*	Paid upon the filing of this Registration Statement with the SEC.

Item 15.	Indemnification Of Directors And Officers

The DGCL permits a Delaware corporation to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The DGCL permits a corporation to indemnify a director, officer, employee, or agent for expenses actually and reasonably incurred, as well as for fines, judgments and amounts paid in settlement in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The DGCL grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

Our Certificate provides for indemnification to the fullest extent permitted by the DGCL, as amended from time to time. Under our Certificate, any expansion of the protection afforded directors, officers, employees, or agents by the DGCL will automatically extend to our directors, officers, employees, or agents, as the case may be.

Article VII of our Certificate provides for the indemnification of directors, officers, agents, and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents, and employees, respectively. Article VII of our Certificate also requires us, to the fullest extent expressly authorized by Section 145 of the DGCL, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

In addition, as permitted under the DGCL, we have entered into indemnity agreements with our directors and officers. Under the indemnity agreements, we will indemnify our directors and officers to the fullest extent permitted or authorized by the DGCL, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of our directors and officers’ liability and company reimbursement insurance policy, our directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act. We will indemnify such directors and officers under the indemnity agreements from all losses arising out of claims made against them, except those based upon illegal personal profit, recovery of short-swing profits, or dishonesty; provided, however, that our obligations will be satisfied to the extent of any reimbursement under such insurance.

Item 16.	Exhibits

See the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may he reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a) (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchase in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on December 19, 2011.

WINDSTREAM CORPORATION

By:	/S/ JEFFERY R. GARDNER
Jeffery R. Gardner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2011.

Signature		Title

By:	/s/ JEFFERY R. GARDNER	President, Chief Executive Officer and Director
	Jeffery R. Gardner	(Principal Executive Officer)

By:	/s/ ANTHONY W. THOMAS	Chief Financial Officer (Principal Financial Officer)
Anthony W. Thomas

By:	/s/ JOHN C. EICHLER	Controller (Principal Accounting Officer)
John C. Eichler

By:	*	Chairman, Director
Dennis E. Foster

By:	*	Director
Carol B. Armitage

By:	*	Director
Samuel E. Beall III

By:	*	Director
Francis X. Frantz

By:	*	Director
Jeffrey T. Hinson

By:	*	Director
Judy K. Jones

By:	*	Director
William A. Montgomery

By:	*	Director
Alan L. Wells

*By:	/s/ JOHN FLETCHER
(John Fletcher) Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Windstream Corporation (incorporated herein by reference to Annex E to Amendment No. 3 to the Company’s Registration Statement on Form S-4, filed with the Commission on May 23, 2006).

3.2	Amended and Restated Bylaws of Windstream Corporation (incorporated herein by reference to Exhibit 3.2 to the Corporation’s Current Report on Form 8-K dated February 19, 2010).

5.1	Opinion of Kutak Rock LLP regarding the legality of the shares of common stock offered by this Registration Statement.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Kutak Rock LLP (included in Exhibit 5.1).*

24	Powers of Attorney of directors and certain officers of the Registrant.*

99.1	Paetec Communications, Inc. Agent Incentive Plan, as amended and restated (filed as Exhibit 4.2.1 to PAETEC Holding Corp.’s Amendment No. 2 to Registration Statement on Form S-4 (SEC File Number 333-138594) and incorporated herein by reference).

99.2	PAETEC Holding Corp. 2009 Agent Incentive Plan (filed as Exhibit 4.7 to PAETEC Holding Corp.’s Registration Statement on Form S-3 (SEC File Number 333-159344) and incorporated herein by reference).

*	Filed herewith.